UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2013

Arrhythmia Research Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	1-9731 (Commission File Number)	72-0925679 (I.R.S. Employer Identification Number)

25 Sawyer Passway
Fitchburg, MA 01420
(Address of principal executive offices and zip code)

(978) 345-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
As of March 11, 2013, Arrhythmia Research Technology, Inc. (“ART”) and its wholly owned subsidiaries, Micron Products, Inc. (“Micron”) and RMDDxUSA Corp. (“RMDDxUSA”) (collectively, the “Company” or the “Obligors”) entered into a First Amendment and Loan Modification Agreement (the “First Amendment”) with RBS Citizens, National Association (“RBS”) (successor by merger to Citizens Bank of Massachusetts) and RBS Asset Finance, Inc. (“RBS Finance”). The First Amendment relates to that certain Amended and Restated Loan and Security Agreement entered into by ART and Micron with RBS dated as of March 30, 2012, as amended (the “Loan Agreement”) and that certain Master Lease Agreement entered into between Micron and RBS Finance as of December 30, 2009 and, as amended, by ART, Micron and RMDDxUSA and certain lease schedules thereunder (the “Equipment Lease”). As part of the winding down of the discontinued operations of RMDDxUSA as previously announced, pursuant to the First Amendment, RBS Finance has agreed, upon the fulfillment of certain conditions, including receipt of payment of the greater of $148,861 or all proceeds from the sale of certain enumerated RMDDxUSA equipment, to release its security interest in equipment intended to be sold by RMDDxUSA. RBS and RBS Finance formally withdrew a prior notice of default (which had been previously rescinded informally) arising from the previously announced intended liquidation and dissolution of RMDDxUSA and sale, transfer and/or disposition of its assets.
Furthermore pursuant to the First Amendment, the parties thereto agreed that, upon the fulfillment of certain conditions precedent, including the payment by the Company of a loan modification fee of $25,000, the filing of certain UCC financing statements and verification of RBS's first security interests: (a) all obligations under the Loan Agreement and Equipment Lease shall be paid in full upon the earlier of April 30, 2013 or the occurrence of an Event of Default (as defined) under the Loan Agreement or the Equipment Lease; (b) the definition of “Collateral” contained in the Loan Agreement was amended to include additional personal property including accounts receivable, payment intangibles, inventory, general intangibles, cash and deposit accounts, equipment, software, subleases, chattel paper, accounts and other general intangibles, substitutes, replacements or exchanges thereof, records, insurance proceeds and liens, guaranties, rights remedies and privileges pertaining to such assets. In the event that the obligations under the Loan Agreement and Equipment Lease are not repaid on or before March 29, 2013, an additional fee of $500.00 per day shall accrue. See Item 7.01 below for further information.
Furthermore, the Revolving Note issued in accordance with the Loan Agreement was modified to provide that (a) each LIBOR Advantage loan from time to time shall bear interest thereon at a per annum rate equal to 4.00% above the LIBOR Advantage Rate for any LA Interest Period; (b) to define “LIBOR Rate Margin” to mean 400 basis points (4.0%) per annum and (c) to define “Prime Rate Margin” to mean 300 basis points (3%) per annum.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.
On March 7, 2013 the Compensation Committee of the Board of Directors recommended to the Board of Directors that Michael S. Gunter's title be changed from Interim Chief Executive Officer to President and Chief Executive Officer. A multi-year employment agreement is expected to be finalized prior to March 31, 2013.
On March 13, 2013, ART accepted a commitment letter issued by a Massachusetts state chartered bank with respect to an up to $4 million committed term revolving line of credit with a maturity date of June 30, 2015. The line of credit is intended to replace the $3 million RBS demand line of credit. The commitment also contemplates a $1.5 million 5 year term loan to replace the existing RBS Finance equipment leases and a $1.0 million 5 year capital asset purchase line. The documentation for each of the revolving line of credit, term loan and purchase line are currently being prepared and are subject to completion by the bank of its due diligence process. The Company expects the replacement bank facilities to be closed by April 30, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fitchburg, Commonwealth of Massachusetts, on the 14th day of March, 2013.

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

By: /s/ David A. Garrison
David A. Garrison
Executive Vice President and
Chief Financial Officer